EXHIBIT 4.10

                              AMENDMENT NUMBER 1 TO

                            ORSUS SOLUTIONS LIMITED.


                _________________________________________________

                           2007 INCENTIVE OPTION PLAN
                _________________________________________________


                       __________________________________

                             AMENDED: JANUARY, 2010
                       __________________________________


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1.   Section 2.7 of the Plan shall be replaced in its entirety with the following:

     "EXERCISE PRICE" means (i) with respect to Options - the price that is to be paid in order to exercise an Option; (ii) with respect to Restricted Shares - the purchase price pursuant to Section 25.2 below; AND (iii) with respect to RSUs - the par value of the Shares."

2. Section 2.11 of the Plan shall be replaced in its entirety with the following:

     "OPTION GRANT" means a single grant of Options, Awards and/or RSUs to a certain Participant as determined by the Board or the Committee.

3. Section 2.13 of the Plan shall be replaced in its entirety with the following:

     "PARTICIPANT" means a person or entity that has been granted Options, Awards and/or RSUs."

4.   A new Section 2.18 will be added to the Plan as follows:

     "2.18 "AWARD" shall mean any Restricted Share or any other Share-based award, granted to a Participant under the Plan."

5. Section 4.1 of the Plan shall be deleted and replaced in its entirety with the following:

     "4.1 Subject to adjustments, as set forth in Section 9 below, the initial number of Shares reserved for the Option Grant under the Plan shall be 28,000,000 Ordinary A Shares, of US $0.01 par value each (the "RESERVED SHARES").."

6.   A new Section 25 will be added to the Plan as follows:

     "25. RESTRICTED SHARES.

     The Committee may award Restricted Shares to any eligible Participant, including under Section 102 of the Income Tax Ordinance (as defined in Appendix A to the Plan). Each Award of Restricted Shares under the Plan shall be evidenced by a written agreement between the Company and the Participant (the "RESTRICTED SHARE AGREEMENT"), in such form as the Committee shall from time to time approve. The Restricted Share Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Agreement:

     25.1 NUMBER AND CLASS OF SHARES. Each Restricted Share Agreement shall state the number of Shares covered by an Award. It is hereby clarified that the Restricted Shares shall be the Ordinary A Shares of the Company.

     25.2 PURCHASE PRICE. Each Restricted Share Agreement may state an amount of purchase price to be paid by the Participant in consideration for the issuance of the Restricted Shares and the terms of payment thereof, which may include, payment by issuance of promissory notes or other evidence of indebtedness on such terms and conditions as determined by the Committee.

     25.3 VESTING. Each Restricted Share Agreement shall provide the vesting schedule for the Restricted Shares as determined by the Committee, provided that (to the extent permitted under applicable Law) the Committee shall have the authority to determine the vesting schedule and accelerate the vesting of any outstanding Restricted Share at such time and under such circumstances as it, in its sole discretion, deems appropriate. Unless otherwise resolved by the Committee and stated in the Restricted Share Agreement, Restricted Shares shall vest in the same vesting schedule as set forth in Section 6 hereof.

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     25.4 RESTRICTIONS. Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine from the date on which the Award is granted (the "RESTRICTED PERIOD"). The Committee may also impose such additional or alternative restrictions and conditions on the Restricted Shares, as it deems appropriate, including the satisfaction of performance criteria. Such performance criteria may include, but are not limited to, sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Committee. Certificates for shares issued pursuant to Restricted Share Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. Such certificates may, if so determined by the Committee, be held in escrow by an escrow agent appointed by the Committee, or, if a Restricted Share Award is made pursuant to Section 102, by the Trustee (as defined in Appendix A to the Plan). In determining the Restricted Period of an Award the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded Restricted Shares on successive anniversaries of the date of such Award. To the extent required by the Income Tax Ordinance or the Income Tax Authorities (as defined in Appendix A to the Plan), the Restricted Shares issued pursuant to Section 102 shall be issued to the Trustee in accordance with the provisions of the Income Tax Ordinance and the Restricted Shares shall be held for the benefit of the Participant for such period as may be required by the Income Tax Ordinance.

     25.5 ADJUSTMENT OF PERFORMANCE GOALS. The Committee may adjust performance goals to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or the exclusion of the impact of extraordinary or unusual items, events or circumstances. The Committee also may adjust the performance goals by reducing the amount to be received by any Participant pursuant to an Award if and to the extent that the Committee deems it appropriate.

     25.6 FORFEITURE. Subject to such exceptions as may be determined by the Committee, if the Participant's continuous employment with the Group shall terminate for any reason prior to the expiration of the vesting date or Restricted Period of an Award or prior to the payment in full of the purchase price of any Restricted Shares with respect to which the vesting date or the Restricted Period has expired, any shares remaining subject to vesting or restrictions or with respect to which the purchase price has not been paid in full, shall thereupon be forfeited and shall be deemed transferred to, and reacquired by, or cancelled by, as the case may be, the Group at no cost to the Group, subject to all applicable laws. Upon forfeiture of Restricted Shares, the Participant shall have no further rights with respect to such Restricted Shares.

     25.7 OWNERSHIP. During the Restricted Period the Participant shall possess all incidents of ownership of such Restricted Shares, subject to
          Section 12 and Section 25.4, including the right to receive dividends with respect to such shares. All distributions, if any, received by a Participant with respect to Restricted Shares as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.


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     25.8 Sections 7 and 8 of the Plan shall apply MUTATIS MUTANDIS to the
          Restricted Shares"

7.   A new Section 26 will be added to the Plan as follows:

     "26. RESTRICTED SHARE UNITS.

          26.1 A Restricted Share Unit (an "RSU") is an Award covering a number of Shares that is settled by issuance of those Shares. An RSU may be awarded to any eligible Participant, including under Section
               102. Each grant of RSUs under the Plan shall be evidenced by a written agreement between the Company and the Participant (the "RESTRICTED SHARE UNIT AGREEMENT"), in such form as the Committee shall from time to time approve. Such RSUs shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Unit Agreements entered into under the Plan need not be identical. RSUs may be granted in consideration of a reduction in the recipient's other compensation.

          26.2 Other than the par value of the Ordinary A Shares of the Company, no payment of cash shall be required as consideration for RSUs. RSUs may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Unit Agreement.

          26.3 Without limitation of Section 12, no voting or dividend rights as a shareholder shall exist prior to the actual issuance of Shares in the name of the Participant. Notwithstanding anything else in this Plan (as may be amended from time to time) to the contrary, unless otherwise specified by the Committee, each RSU shall be for a term of seven (7) years. Each Restricted Share Unit Agreement shall specify its term and any conditions on the time or times for settlement, and provide for expiration prior to the end of its term in the event of termination of employment or service providing to the Company, and may provide for earlier settlement in the event of the Participant's death, Disability or other events.

          26.4 Settlement of vested RSUs shall be made in the form of Shares. Distribution to a Participant of an amount (or amounts) from settlement of vested RSUs can be deferred to a date after settlement as determined by the Committee. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until the grant of RSUs is settled, the number of such RSUs shall be subject to adjustment pursuant hereto.

          26.5 Sections 7 and 8 of the Plan shall apply MUTATIS MUTANDIS to
               RSUs."


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                            ORSUS SOLUTIONS LIMITED

                         THE 2007 INCENTIVE OPTION PLAN

1.     PURPOSE OF THE PLAN

       The purpose of this 2007 Incentive Option Plan (the "PLAN") is to advance the interests of Orsus Solutions Limited (the "COMPANY") and its shareholders by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to employees, office holders and service providers and promoting a close identity of interests between those individuals and entities and the Company, and to enable the Company, under appropriate circumstances, to donate share capital for charitable purposes.

2.     DEFINITIONS

       As used herein, the following definitions shall apply:

       2.1 "ADMINISTRATOR" means the Board or the Committee, as shall administer the Plan, as set forth herein.

       2.2 "ARTICLES" mean the Company's Articles of Association, as amended from time to time.

       2.3    "BOARD" means the Board of Directors of the Company.

       2.4 "BVI COMPANIES LAW" the BVI Business Companies Act, 2004 of the laws of the British Virgin Islands.

       2.5 "COMMITTEE" means the Company's compensation committee, or in the case there is no such committee, a committee appointed in order to administer the Plan, and until such committee is appointed, if at all, the Board.

       2.6 "EMPLOYEE" means: (I) any person, employed by the Company or employed by any Related Entity; and (II) any officer or director of the Company or a Related Entity.

       2.7 "EXERCISE PRICE" means the price that is to be paid in order to exercise an Option.

       2.8    "GROUP" means the Company and the Related Entities taken together.

       2.9    "IPO" means an initial public offering of the Company's Shares.

       2.10 "OPTION" means an option to purchase a Share according to the provisions of this Plan.

       2.11 "OPTION GRANT" means a single grant of Options to a certain Participant as determined by the Board or the Committee.

       2.12 "OPTION GRANT LETTER AGREEMENT" means the notice letter attached to this Plan as Exhibit A.

       2.13   "PARTICIPANT" means a person or entity that has been granted
              Options.

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN


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       2.14   "RELATED ENTITY" means any parent or subsidiary of the
              Company. In addition, Related Entity shall include any business, corporation, partnership, limited liability company or other entity in which the Company, or the Company's parent or a subsidiary holds a substantial ownership and/or interest, directly or indirectly, and is determined by the Board to be a Related Entity.

       2.15 "SERVICE PROVIDER" means a person or entity who is engaged by the Company or any Related Entity to render services (e.g., consulting services, advisory services, development services, marketing and sale services or any other services, including suppliers) to the Company or a Related Entity.

       2.16 "SHARE" means the Company's non-voting Ordinary A Shares of US$0.01 par value, or shares that were issued following an exercise of an Option.

       2.17 "TOTAL OPTION AMOUNT" means the amount of Options granted to a Participant in a single Option Grant.

3.     ADMINISTRATION OF THE PLAN

       3.1 Subject to the provisions of the Plan, any applicable law, the Articles and any other binding commitments taken by the Company, the Board or the Committee shall have the power and authority to administer the Plan. Such power and authority shall include, but not be limited to: (i) approval of Option Grants and the determination of the terms and provisions of respective Option Grants, including, the vesting schedules of the Options; the Exercise Price thereof; provisions concerning the time or times when and the extent to which Options may be exercised; the nature and duration of restrictions as to transferability; type and series of shares underlying the Options, or any other special conditions relating to an Option Grant; (ii) the acceleration of any Participant's right to exercise Options, in whole or in part;
              (iii) the interpretation of the provisions of the Plan; (iv) altering, amending or rescinding any resolution or act previously taken by the Committee; and (v) the determination of any other matter which is necessary or desirable for, or incidental to, the administration of the Plan, as set forth in the Plan.

       3.2 Notwithstanding the above, the Board shall have the power and authority to take any act the Committee is empowered and authorized to take and to alter amend or rescind any act or resolution taken by the Committee.

       3.3 The Committee shall consist of such number of directors as may be appointed by the Board.

       3.4 The Board shall have the exclusive discretion and power to grant Options. Such power may be delegated by the Board to the Committee subject to the provisions of the BVI Companies Law.

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN


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       3.5    All Committee resolutions and decisions, including the
              interpretation and construction of any provision of the Plan, shall be final and conclusive unless otherwise determined by the Board.

       3.6 No member of the Board or of the Committee shall be held liable for any act or determination made in good faith with respect to the Plan or any Option Grant.

4.     SHARES RESERVED FOR THE PLAN

       4.1 Subject to adjustments, as set forth in Section 9 below, a total of 8,075,000 Ordinary A Shares, of US$0.01 par value each, from the Company's authorized share capital shall be reserved and subject to the Plan (the "RESERVED SHARES").

       4.2 Until termination of the Plan the Company shall at all times reserve sufficient number of Ordinary A Shares in its authorized share capital to cover for all Reserved Shares that were not issued.

       4.3    Without derogating from Section 4.2 above:

              4.3.1 The Company need not reserve Shares with respect to Options that terminated, expired or were canceled for any reason prior to exercise thereof.

              4.3.2 In the case that there are certain Reserved Shares, which remain unissued and which are not subject to outstanding Options, then the Board may resolve that such Reserved Shares shall cease to be reserved.

5.     DESIGNATION OF PARTICIPANTS; OPTION GRANTS

       5.1 The Board may grant Option Grants to the following persons and entities pursuant to the Plan:

              5.1.1  Employees.

              5.1.2  Service Providers and their employees.

              5.1.3 Charitable entities or other persons or entities that Option Grants may be donated to in order to promote charitable purposes.

       5.2 Unless determined otherwise by the Board or Committee, a Participant shall not be required to pay any consideration for an Option Grant.

6.     VESTING; EXERCISE PERIOD

       6.1 Unless determined otherwise by the Committee or Board, upon approval of the Option Grant or thereafter, Options underlying an Option Grant shall vest over four years, commencing on the vesting commencement date (the "VESTING COMMENCEMENT DATE") as determined by the Committee.

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       6.2    The vesting schedule of each Option Grant shall be as
              determined by the Committee. However, unless determined otherwise by the Committee or Board, upon approval of the Option Grant or thereafter, the following shall apply:

              25% of the Total Option Amount shall vest on the first anniversary of the Vesting Commencement Date, and additional 1/48 of the Total Option Amount shall vest on the last day of each month period immediately after the first anniversary of the Vesting Commencement Date.

              In the case that as a consequence of the vesting schedule mentioned above a fraction of vested Option is created, then such fraction shall be rounded up to the nearest whole.

       6.3 Notwithstanding anything to the contrary in this Plan, all Options shall terminate and not bestow any rights on their owner after ten years from the date the Options were granted. All Options that have not been exercised by such date shall expire immediately and the Participants shall not have any claim against the Company with respect thereto.

       6.4 The period within which Options are exercisable shall be called the "EXERCISE PERIOD".

7.     TERMINATION OF EMPLOYMENT WITH THE GROUP

       In the event that the Participant is an Employee at the time of the Option Grant, whose employment with the Group was subsequently terminated, for whatever reason but subject to Section 7.6 (including but not limited to (i) dismissal of a Participant or (ii) a Participant's resignation, or (iii) death of a Participant or (iv) disability of a Participant), then the following provisions shall apply:

       7.1 The date on which employment was terminated under applicable labor laws, or, in the case an Employee is not an employee under applicable labor laws, the date in which such Employee ceases to be an Employee as defined in the Plan, shall be deemed the date in which such Employee's employment was terminated ("EMPLOYMENT TERMINATION DATE").

       7.2 On the Employment Termination Date all Options that are not vested shall immediately expire.

       7.3 In the event that the Participant's termination of employment is not due to the Participant's death or Disability (as defined below), then the Participant will be entitled to exercise all, or part of the vested Options that have not expired, for a period of sixty (60) days after the Employment Termination Date. After such sixty (60) days period, all unexercised Options will automatically expire.

       7.4 Notwithstanding the above, in the event of termination of employment due to the Participant's death or Disability, the Participant (if applicable) or Participant's estate, or other person who acquired the right to exercise the Options by way of bequest or inheritance, may, but only within six (6) months after the date of such death or Disability, exercise all, or part of, the vested Options that have not expired. After such six (6) months period, all unexercised options shall automatically expire.

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN


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              For purposes of this Section 7.4, "Disability" shall mean the inability, due to illness or injury, to engage in any gainful occupation for which the individual is suited by education, training or experience, which condition continues for at least six
              (6) months. It is hereby clarified that during the period of disability, the Options shall not vest.

       7.5 Notwithstanding Section 7.3 above, all Options granted to a certain Employee (whether vested or unvested) will immediately expire if the termination of the Participant's employment is due to Participant's breach of his/her employment agreement (whether written or oral) including without limitation, a breach of non compete obligations, or breach of his/her fiduciary duties towards the Company or a Related Entity as determined by the Committee or the Board, in their sole discretion, or in the case that such Employee may not be entitled to severance pay in whole or in part, according to applicable law (such event shall be referred hereto as "Cause").

       7.6 For the purposes of this Plan, the Committee or Board is authorized to determine if and when a Participant terminated his/her employment with the Company, and due to what reason, subject to the provisions of applicable labor law with respect to employees.

       7.7 The Committee or the Board shall be entitled, prospectively and retroactively, to extend the periods in which Options (either vested or unvested) do not expire and remain exercisable after the Employment Termination Date.

       7.8 In no event shall the Company be required to notify a Participant regarding the expiration of the applicable exercise period prior thereto.

8.     TERMINATION OF ENGAGEMENT WITH THE GROUP

       In the event that a Participant is not an Employee, and the engagement of such Participant with the Group is terminated, or such engagement materially and adversely changes, then, unless otherwise specified in the Option Grant Letter Agreement, or otherwise determined by the Committee, on the date of such termination or change, all Options that have not vested by then shall expire. The Participant who is not an Employee will be entitled to exercise all, or part of, the vested Options that have not expired, for a period of sixty (60) days after the date of termination of engagement. Sections 7.5 - 7.8 above shall apply, MUTATIS MUTANDIS, also to Participants who are not Employees.

9.     ADJUSTMENTS

       9.1    Merger, Sale of the Company or Sale of the Company's Assets.

              In the event of a merger of the Company into another corporation, in a way that the Company shall no longer continue to exist as a legal entity subsequent to such merger, the sale of all or substantially all of the Company's issued and outstanding shares to a third party or the sale of all, or substantially all of the assets of the Company (each of them, a "TRANSACTION"), then the following provisions shall apply, as will be determined by the Board, at its sole discretion:

              9.1.1 Each outstanding Option shall be assumed by, or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation.

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              9.1.2  In the event that the successor corporation does not agree to assume the Options or to substitute them with equivalent options, the Committee may in lieu of such assumption or substitution, provide for the Participant to have the right to exercise the Options as to all, or part of the Shares, including certain Shares as to which it would not otherwise be exercisable.

              9.1.3  In addition to Section 9.1.2 above, and if Section
                     9.1.1 does not apply, the Committee may notify the Participants that all Options that are exercisable shall remain so for a period of no less then seven (7) days from the date of such notice, and that all Options will terminate upon the expiration of such period. In any case, the Committee may condition the termination of all said Options upon consummation of the Transaction.

       9.2    Bonus Shares

              In the event that the Company issues any of its shares as bonus shares to all its shareholders, on a pro rata basis, then the number of Shares received upon exercise of certain Options shall be increased to the number of Shares the Participant would have held after the issuance of the bonus shares had such Participant exercised such Options immediately before the issuance of the bonus shares.

       9.3    Intentionally Deleted

       9.4    Changes in Capitalization

              If the outstanding shares of the Company shall at anytime be changed or exchanged by declaration of a share split, reverse share split, combination or reclassification of Ordinary A Shares, or any other increase or decrease in the number of the Company's Ordinary A Shares effected without receipt of consideration by the Company from the shareholders, then the number, class and kind of Shares subject to this Plan or subject to any Options therefore granted, and the Exercise Prices of the Options, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Exercise Prices of the Options (except in case the Exercise Price is equal to the par value of the shares, in which case the Exercise Price will be increased respectively). However no adjustment shall be made by reason of the distribution of subscription rights on outstanding shares, or conversion of securities into shares of the Company.

       9.5    Other terms and conditions

              9.5.1 The allocation of each Option Grant hereunder is subject to the relevant Participant's agreement to sign any document he/she is required to sign pursuant to the provisions of this section 9. If a Participant refuses to sign any such documents, the Committee or Board may determine that the Options held by the Participant or by a trustee for such Participant's benefit shall immediately expire.

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              9.5.2  Such adjustments as mentioned in this Section 9 shall be made by the Committee, whose determination in such respect shall be final, binding and conclusive.

              9.5.3 Anything herein to the contrary notwithstanding, if prior to an IPO, there is a bona fide offer to purchase all or substantially all of the issued and outstanding shares of the Company, or upon a reorganization separation or the like, all or substantially all of the shares of the Company are to be exchanged for securities of another company (including, for the avoidance of doubt, in a Bring Along circumstances, as specified in Article 18 of the Company's Articles of Association) , then each Participant shall be obliged to sell or exchange (in accordance with the value of such Participant's Options and Shares pursuant to the terms of such transaction) as the case may be, any Shares such Participant purchases hereunder, in accordance with the instructions issued by the Board in connection with such transaction, which will be given according to a policy of the Board concerning all of the Participants under the Plan and the Participant shall have no claim against the Board and its policy.

10.    ASSIGNABILITY AND SALE OF OPTIONS

       No Option shall be assignable, transferable, given as collateral, hypothecated pledged or encumbered and no right with respect to the Options shall be given to any third party whatsoever, and during the lifetime of each Participant, each and all of such Participant's rights to purchase Shares hereunder shall be exercisable only by such Participant.

11.    TERM AND EXERCISE OF OPTIONS

       11.1 Options shall be exercised by a Participant by giving written notice to the Company, in the form substantially attached hereto as EXHIBIT B or such other form(s) and method as may be determined by the Company from time to time (the "EXERCISE NOTICE").

       11.2 The Exercise Price shall be payable upon the exercise of the Option in cash or by check, or other form satisfactory to the Committee.

       11.3 The Exercise Price will be paid in the same currency that the Exercise Price is fixed, or in other currency, if so required by the Committee, in accordance with the applicable representative rate of exchange of last published by such bank as determined by the Committee at the time of actual payment or as provided for by the Company.

       11.4 Each Participant will be entitled to exercise, upon signing the Exercise Notice and any additional documents as required by the Company, and paying the Exercise Price, all, or part of the Options that are vested at the Exercise Period, as long as prior to IPO he/she exercises at a time at least the lower of: (I) 1,000 Options; or (II) all vested Options such Participant holds.

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       11.5   Options shall not be deemed exercised unless: (I) the Company receives a duly signed Exercise Notice including all relevant details; and (II) the Company receives the Exercise Price.

       11.6 The Options may be exercised only to purchase whole Shares, and in no case may a fraction of a Share be purchased. If any fractional Shares would be deliverable upon exercise, such fraction shall be rounded up or down, to the nearest whole number. Half of a Share will be rounded up.

       11.7 Each Option granted under this Plan shall be exercisable during the Exercise Period. Subject to adjustments, as set forth in
              Section 9 above, the exercise of one Option shall entitle the Participant to hold one Share.

       11.8 Without derogating from any restrictions mentioned hereinabove, the exercise of the Options (including the Shares themselves) is subject to the following terms, restrictions and conditions as may be in effect at the time the exercise of the Options is requested:
              (i) any applicable law or regulation; (ii) any order or limitation set by any stock exchange in which the Company's securities may be traded (e.g., blackout periods, and lock up after an IPO); and
              (iii) any limitation undertaken by the Company with respect of the shares of the Company, including limitations set forth by Company's underwriters. Such period of restriction of sale or exercise shall not be counted as part of the applicable exercise period.

       11.9 Notwithstanding the foregoing, starting as of the Employment Termination Date of a certain Participant and during the period that the vested Options are exercisable, the Company shall be entitled (subject to the provisions of applicable law) to purchase the vested Options held by such Participant by sending the Participant a purchase notice (the "PURCHASE NOTICE"). The purchase price of each Option shall be the Market Value of an Ordinary A Share less the Exercise Price of the Option. The Market Value of an Ordinary A Share shall be determined as follows: (i) in case the Company's shares are listed on a stock exchange, the Market Value shall be the average price of the Shares during 5 days prior to the Purchase Notice; or (ii) in case the Company's shares are not traded, the Market Value shall be the value determined in good faith unanimously by the Board and in the event the Board members are unable to reach an agreement with respect to the Market Value within 10 days of the Purchase Notice to the Participant, the Board will refer to an external expert. The Committee or the Board shall be entitled to establish further processes for the purchase of the Options as set forth above, provided, however, that if the Company receives the Participant's Exercise Notice prior to the receipt of the Purchase Notice from the Company, then the Company's right to purchase the said Options shall become null and void and the Participant may exercise the vested Options pursuant to their terms.

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN

       11.10 Notwithstanding anything to the contrary herein, if on the Employment Termination Date the Participant holds Shares issued upon exercise of Options granted pursuant to this Plan ("OPTION SHARES") and the Company terminates the Participant's employment for Cause, then the Company shall have the right to purchase all or part of the Option Shares of the Participant during a period of 60 days following the Employment Termination Date, at a price per Option Share equal to the Exercise Price paid for each Option Share by the Participant. During the sixty (60) days period, the Participant shall not sell, pledge, transfer or otherwise dispose of any Option Shares.

12.    RIGHTS AND OBLIGATIONS ATTACHED TO THE SHARES

       12.1 No Participant shall have any of the rights or privileges of a shareholder of the Company with respect to any of the Shares, unless and until, following exercise, the registration of the Participant as holder of such Shares in the Company's register of members is duly completed.

       12.2 The rights and obligations attached to the Shares will be as set forth in the Articles. The Shares may be subject to rights of first refusal, co-sale rights and other rights specified in the Articles.

       12.3 The Participant waives any of the following rights to the extent such rights are attached to the Shares: (i) pre-emptive rights in relation to issuance of new securities in the Company;
              (ii) rights of first refusal in relation with any sale of shares of the Company; (iii) co-sale rights in relation with any sale of shares of the Company.

       12.4   It is hereby clarified that the Shares have no voting rights.

       12.5 Without derogating from any restrictions mentioned hereinabove, by accepting an Option Grant, each Participant agrees that the sale or disposal of Shares is subject to the following terms, restrictions and conditions as may be in effect on the time when such sale or disposal is requested: (i) any applicable law or regulation; (ii) any order or limitation set by any stock exchange in which the Company's securities may be traded (e.g., blackout periods, and lock up after an IPO); and (iii) any limitation undertaken by the Company with respect of the shares of the Company, including limitations set forth by Company's underwriters.

       12.6 Until an IPO the Company shall have the authority to endorse upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restrictions, as it may deem appropriate (and which do not violate the Participant's rights according to this Agreement).

       12.7 By accepting an Option Grant, each Participant agrees that in the case of an IPO or after registering the Company's securities for trading, to sign any document and approve any resolution or restriction upon the Shares, or modify the terms of allocation of the Shares, if such Participants signature or approval or such restriction or modification were reasonably required, in the Committee's discretion, in order to facilitate the Company in meeting all the underwriters and stock exchange demands and all applicable securities and corporate laws and regulations.

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                                     -9-

       12.8 The Participant shall not sell, pledge, transfer or otherwise dispose of any Shares in transactions which violate, according to the Company's sole discretion, any applicable laws, rules and regulations, or the Articles.

       12.9 No transfer of Shares shall be effective if the Committee determines that the transferee is a competitor of the Company (either directly or indirectly).

       12.10 Notwithstanding anything to the contrary in this Section 12.10, as long as Shares are held by a trustee for the benefit of a Participant (if applicable) the Shares shall not be sold, pledged, transferred or otherwise disposed of, by the Participant until an IPO, or until such time or event as determined by the Committee, either individually or with respect to all Participants.

13.    TERM OF THE PLAN

       This Plan shall be effective as of February 15, 2007, which is the day it was adopted by the Board and shall terminate when all the Options are exercised into Shares or expired in accordance with the provisions of this Plan or such other date as shall be determined by the Board, which date shall be no later than February 14, 2017.

14.    AMENDMENTS; TERMINATION

       14.1 The Board may, at any time and from time to time, amend, alter or terminate the Plan, provided, however, that the rights of the Participants shall not be adversely affected, unless such Participants agreed to such amendment, alteration or termination.

       14.2 The Plan may be terminated at any time by an action of the Board, but any such termination will not terminate any Options granted under this Plan, which are then outstanding, without the consent of the Participant that is holding such Options.

15.    BINDING EFFECT

       The provisions of the Plan shall be binding upon the heirs, executors, administrators, and successors of the Participants.

16.    GOVERNMENT REGULATIONS AND OTHER RESTRICTIONS

       16.1 This Plan, the Option Grant Letter Agreements, the grant and exercise of Options hereunder, the obligation of the Company to issue the Shares, and any other act or obligation of the Company or any related individual or entity acting in connection with this Plan are all subject to the Articles, all applicable laws, rules, and regulations, whether of the British Virgin Islands or any other state having jurisdiction over the Company and any Participant.

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN

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       16.2   By accepting an Option Grant, each Participant agrees not
              to sell, pledge, transfer or otherwise dispose of any of the Shares such Participant may hold except in compliance with: (I) the United States Securities Act of 1933, as amended, and the rules and regulations thereunder if applicable; and (II) any other applicable securities law; and to further agree that certificates evidencing any of such Shares shall bear appropriate legend to reflect such restrictions. The Company does not obligate itself to register any shares under the United States Securities Act of 1933, as amended or any other applicable securities laws.

17.    TAX CONSEQUENCES, INDEMNIFICATION

       17.1 Any tax consequences, including tax consequences due to adjustments, made in accordance with Section 9 above, arising from the grant or exercise of any Option, the payment for Shares covered thereby, or any other event or act (of the Company or any Participant) relating to the Plan, shall be borne solely by each Participant.

       17.2 The Company and/or the Board and/or the Committee and/or a trustee for the Plan shall not be required to release any Share certificates or transfer any Shares to a Participant until all required tax payments have been fully made.

       17.3 The Company may withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. In the case that applicable law requires so, the Company shall deduct taxes at source. Such deduction may be made from any proceeds attributed to the exercise of the Options and sale of Shares, or from any proceeds the Participant is entitled to receive from the Group or other proceeds such Participant owns and are held by the Group, including from Participant's salary or other proceeds he/she is entitled to receive from the Company or a Related Entity. It is explicitly stated herein that each Participant who is an Employee, by accepting an Option Grant agrees to the deduction from his/her salary of any amounts that in the Company's determination are required to be deducted under applicable law in connection with the Plan. In any such case, the Company shall be entitled to offset any amounts due to such Participant on account of such taxes.

       17.4 In the case that the Company, or any other person on its behalf is required to pay taxes, that under applicable law should have been paid by the Participant, then such Participant shall immediately either pay such tax, or, if such tax was already paid, reimburse the Company, or such other person for the total amount paid.

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN

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       17.5   Neither the Company, nor any Related Entity nor anyone on
              their behalf, shall give, or be deemed to be giving any Participant, or a potential Participant, advice regarding tax consequences relating to the Plan and issuance of securities thereunder. Each Participant shall rely solely, while considering participation in the Plan, on the advice of such Participant's consultants.

18.    CONTINUANCE OF EMPLOYMENT OR ENGAGEMENT

       Neither the Plan nor any Option Grant shall be construed to impose any obligation on any entity included in the Group to continue any Participant's employment with it (in the case that the Participant is an Employee) or to maintain any business engagement with such Participant. Nothing in the Plan and/or in any Option Grant and/or the price per Share at the time of proposed termination shall confer upon any Participant any right to continue to be employed by the Group or to maintain any other business engagement with it, or restrict the right of any entity included in the Group to terminate such employment or business engagement at any time.

19.    RULES PARTICULAR TO SPECIFIC COUNTRIES

       19.1 Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be amended with respect to particular types of Participants as determined by the Board (for example, Israeli employees, employees that are subject to US taxation) by an addendum to the Plan (the "APPENDIX").

       19.2 The Company may adopt one or more Appendixes. Each Appendix shall be approved by the Board and as required or advisable under applicable law.

       19.3 The terms of an Appendix shall govern only with respect to the types of Participants specified in such Appendix.

       19.4 In the case that the terms and conditions set forth in an Appendix conflict with any provisions of the Plan, the provisions of the Appendix shall govern with respect to Participants that are subject to such Appendix, provided, however, that such Appendix shall not be construed to grant the Participants rights not consistent with the terms of the Plan, unless specifically provided in such Appendix.

20.    NON-EXCLUSIVITY OF THE PLAN

       20.1 The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options other than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN

       20.2 The grant of Options hereunder shall neither entitle the recipient thereof to participate, nor disqualify him from participating in, any other grant of Options pursuant to this Plan or any other option or stock plan of the Company.

21.    MULTIPLE AGREEMENTS; OTHER CORPORATE ACTIONS

       21.1 The terms of each Option Grant may differ from other Options Grants granted under the Plan at the same time, or at any other time. The Board may also grant more than one Option Grant to a certain Participant during the term of this Plan, either in addition to, or in substitution for, one or more Option Grants previously granted to such Participant.

       21.2 Under no circumstances shall the Plan be construed to grant any right to a Participant, or any other third party, to postpone, delay or affect any corporate action resolved by the Company.

22.    GOVERNING LAW & JURISDICTION

       Unless otherwise determined in an Appendix, this Plan shall be governed by, construed and enforced in accordance with the laws of the state of Delaware, USA, without giving effect to the principles of conflict of laws. Any dispute or claim shall be put to the Board's resolution. Subject to the above, the competent courts of the state of Delaware, USA shall have sole jurisdiction in any matter pertaining to this Plan, and any other issue related to it.

23.    NO WAIVER

       The failure of the Company or any other party acting on its behalf or assisting it in implementing the Plan to enforce at any time any provisions of the Plan shall not be construed to constitute a waiver of such provision or of any other provision hereof.

24.    NOTICES

       24.1 Any notice, request, demand or other communication required or permitted under the Plan shall be in writing and shall be deemed to have been duly given, made and received only by personal delivery or if sent by certified mail, postage prepaid, return receipt requested, overnight delivery service, facsimile transmission (with confirmation of delivery), or confirmed e-mail to the address of the Company or the Participant, or to the address of the Participant as such was provided by him in the Option Grant Letter Agreement, unless such address is changed by written notice received by the Company.

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN

       24.2 Except as otherwise set forth herein, any notice sent by mail shall be deemed to be given six days after deposit with the relevant post service; any notice sent by overnight delivery service shall be deemed given the first business day after deposited with the delivery service; and any notice sent by facsimile transmission or e-mail, shall be deemed given when transmitted if sent during normal business hours or if not, on the next business day; and any notice given by personal delivery shall be deemed given on the date of delivery.

       24.3 In the case a certain Participant changes his or her contact details, in a way that the contact details provided to the Company by him do not enable the Company to provide notices and other communications to such Participant, then such Participant shall be deemed to have waived his or her right to receive any notices, and the Committee shall have the right, in its sole discretion, to take any appropriate action under the circumstances.

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN

Appendixes

Appendix A: Terms of grant of options to Israeli employees

Exhibits:

Exhibit A: Option Grant Letter Agreement

Exhibit B: Form of Exercise Notice

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN

                                   APPENDIX A

                 TERMS OF GRANT OF OPTIONS TO ISRAELI EMPLOYEES

1.     PURPOSE OF THE APPENDIX

       1.1.   This Appendix (the "APPENDIX") is made as part of the Plan
              (as defined herein whereas all terms not otherwise defined herein shall have the meaning ascribed to them in the Plan) and pursuant to the provisions of Section 102 of the Income Tax Ordinance (as defined herein).

       1.2. This Appendix governs grants of Options to Israeli Employees, either by a Trustee, or without a Trustee.

2.     DEFINITIONS

       As used herein, the following definitions shall apply:

       2.1. "CAPITAL GAIN METHOD" means choosing the alternative of capital gain method under Section 102.

       2.2. "DEPOSIT DATE" means the date in which options were deposited with the Trustee for the benefit of a certain Participant.

       2.3. "ELIGIBLE PARTICIPANT" means any employee as such term is defined in Section 102. Without derogating from the foregoing Eligible Participant shall include any employee or Office Holder (as such term is defined in the Israeli Companies Law defined below) of the Company or any Subsidiary except for such persons that are deemed to be 'Ba'al Shlita' under Section 32 to the Income Tax Ordinance.

       2.4. "INCOME TAX AUTHORITIES" mean the Israeli income tax authorities that are authorized to give approvals in relation with this Appendix and Option Grants to Eligible Participants.

       2.5. "INCOME TAX ORDINANCE" means the Israeli Income Tax Ordinance (New Version) 1961, as amended from time to time.

       2.6. "ISRAELI COMPANIES LAW" means the Israeli Companies Law 5759 - 1999, as amended from time to time.

       2.7. "LABOR INCOME METHOD" means choosing the alternative of labor income method under Section 102.

       2.8. "PARTICIPANT" means any Eligible Participant who is granted with Options.

       2.9. "PLAN" means the 2007 Incentive Option Plan this Appendix is attached to.

       2.10. "REALIZATION EVENT" means, with respect to each Option Grant granted to a certain Participant, the earlier to occur of: (I) transfer of Securities from the Trustee to such Participant; or
              (II) the sale of Shares by the Trustee; or (III) one day before such Participant is no longer an Israeli resident (as provided for in Section 100A to the Income Tax Ordinance).

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN


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       2.11.  "RELEASE TERM" means: (i) in the case of Capital Gains Method, a period ending twenty four (24) months after the Deposit Date; (ii) In the case of Labor Income Method 'Release Term' shall mean a period ending twelve (12) months after the Deposit Date.

       2.12. "SECTION 102" means Section 102 to the Income Tax Ordinance as amended from time to time, and / or as superseded and any rules regulations or instructions promulgated or enacted under such
              Section 102.

       2.13. "SECURITIES" mean Options subject to a certain Option Grant and Shares received subsequent exercise of such Options.

       2.14. "TAX METHOD" means either Capital Gains Method or Labor Income Method.

       2.15. "TRUST" means a trust, maintained under the Trust Agreement entered into between the Company and the Trustee for administration of grant of Options under Section 102.

       2.16. "TRUST AGREEMENT" means the agreement between the Company and the Trustee as may be in effect from time to time specifying the duties and authorities of the Trustee.

       2.17. "TRUST ASSETS" mean all Securities and other assets held in Trust for the benefit of the Participants pursuant to this Appendix and the Trust Agreement

       2.18. "TRUSTEE" means Gidon Duvshani (and any successor Trustee) who was, or shall be appointed by the Board of Directors of the Company and approved by the Income Tax Authorities to hold the Trust Assets.

3.     PROVISIONS OF THE APPENDIX SHALL GOVERN

       The provisions of the Appendix shall supersede and govern in the case of any inconsistency or conflict arising between the provisions of the Appendix and the provisions of the Plan, provided, however, that this Appendix shall not be construed to grant Participant rights not consistent with the terms of the Plan, unless specifically provided herein.

4.     SELECTION OF TAX METHOD - CAPITAL GAINS METHOD

       The Company chooses the Capital Gain Method ('MASLUL REVACH HON'). This choice may be changed in the future, by a Board resolution, provided, however, that the change in selection is permissible under the provisions of Section 102.

5.     HOLDING OF SECURITIES BY THE TRUSTEE

       5.1. All Securities shall be issued to the Trustee to be held in the Trust for the benefit of the relevant Participants. All certificates representing Securities issued to the Trustee under this Appendix shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Options or Shares are released from the Trust as herein provided.

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN

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       5.2.   After the Release Term is over, a Participant shall be entitled to instruct the Trustee to transfer the Shares held for such Participant's benefit to such Participant, provided, however, that the Trustee confirms that all applicable tax as set in Section 102 was actually paid and the Trustee holds a confirmation to that effect from Income Tax Authorities.

       5.3. In the case that the Company distributes dividends, than the amount of dividends with respect of Shares held in Trust shall be paid to the Participants that are the beneficial holders of such Shares, subject to deduction at source of the applicable tax.

6.     PROVISIONS GOVERNING THIS APPENDIX AND PLAN

       Notwithstanding anything to the contrary in the Plan or elsewhere in this
       Appendix:

       6.1.   The Plan shall have one, sole, Trustee.

       6.2. The Appendix shall be subject to one Tax Method, unless the provisions of Section 102 allow otherwise.

       6.3. Unless the provisions of Section 102 allow otherwise, the Participants shall not be entitled to cause a Realization Event to occur unless the Release Term is fulfilled.

       6.4. All rights or benefits that are received subsequent to the grant or exercise the Options or the Shares underlying such Options (including and not limited to bonus shares) shall be deposited with the Trustee until the end of the Release Term, and all such rights and benefits shall be subject to the Tax Method selected by the Company.

7.     EFFECTIVENESS OF THE APPENDIX.

       This Appendix shall become effective, and Option Grants may be granted hereunder only after receipt the required approvals under Section 102 from the Income Tax Authorities.

8.     ADDITIONAL LIMITATIONS

       8.1. The Company shall not issue Options to a Participant unless such Participant confirmed in writing that he/she is aware of the provisions of Section 102 and the applicable Tax Method, and such Participant agreed in writing to the terms of the Trust Agreement, and that he/she shall not cause a Realization Event to occur before the Release Term is over. The form for the above confirmation shall be determined by the Committee, and shall be attached to the Plan as Exhibit A.

       8.2. By accepting an Option Grant, each Participant agrees irrevocably to discharge the Trustee, the Company and any other office holder, employee or agent thereof from any liability with respect of any action or decision duly taken and bona fide executed in relation with the Plan, or relating to any Option Grant or Shares.

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN

9.     GRANT OF OPTIONS NOT BY A TRUSTEE

       Notwithstanding the above, the Company shall be entitled to allocate Option Grants not according to the Tax Methods, but by direct grant to Participants, provided, however, that the requirements of Section 102 are met.

10.    GOVERNING LAW

       Notwithstanding anything to the contrary in the Plan, this Appendix and the Plan shall, in relation to grants of Options to Israeli Employees be governed by, construed and enforced in accordance with the laws of the state of Israel, without giving effect to the principles of conflict of laws. Any dispute or claim shall be put to the Board's resolution. Subject to the above, the competent courts of Israel shall have sole jurisdiction in any matter pertaining to this Appendix and Plan, and any other issue related thereto.

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN

                                   EXHIBIT A

                         OPTION GRANT LETTER AGREEMENT

This letter agreement (the "AGREEMENT") is made is made as of _______ __, 2007, by and among Orsus Solutions Limited (the "COMPANY") and _________, an [Israeli/US citizen], I.D number _______ (the "PARTICIPANT").

WHEREAS The Company adopted the 2007 Incentive Option Plan (together with applicable Appendixes, the "PLAN"), a copy of which was reviewed by the Participant; and

WHEREAS The Company resolved to grant to the Participant an Option Grant, subject to the terms and conditions herein; and

NOW, THEREFORE, it is agreed as follows:

1. All terms not defined herein shall have the meaning ascribed to them in the Plan.

2. The Company resolved to grant certain options (the "OPTION GRANT") to purchase the Company's Ordinary A Shares to the Participant.

3.     The terms of the Option Grant are as follows:

       3.1.   Number of Options: _______ (____________________).

       3.2. Vesting Schedule - as defined in the Plan / ___________________. [Choose the relevant alternative]

       3.3.   Vesting Commencement Date: _____ __, 200_.

       3.4.   Exercise Price per options: US$0.5 per share.

       3.5.   Acceleration Terms: ________________________

4. The grant of the Option Grant is conditioned upon, and shall not become effective unless and until the Participant agreeing to the terms of this Agreement.

5. Contact details and personal details of the Participant as supplied by it:

       5.1.   Full name: _________.

       5.2. Identification / registration number: _____________. [For Israeli citizens or entities]

       5.3.   Address: ______________.

       5.4.   Telephone (home): _________.

       5.5.   Cellular Phone: ____________.

       5.6.   Facsimile: __________.

       5.7.   E-mail (other than your Company's email account): ______________.

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN

6.     The grant is made in accordance with the terms of the Plan.

7. Prior to signing this Agreement Participant had the reasonable opportunity to review the Plan and consult with his / her advisors (such advisors shall not include the Company or anyone on the Company's behalf) as Participant deemed fit.

8. Participant hereby confirms that he /she received reasonable opportunity to review the Plan and understand its terms, and that Participant agrees to the terms and provisions of the Plan.

9. The Participant acknowledges and agrees that the Company may be merged, or acquired or sold to a third party, and in such case, by signing this Agreement, the Participant grants the Board, or anyone on behalf of the Board, the right to sign on behalf of such Participant any document or agreement reasonably necessary, in the Board's discretion, in order to consummate such acquisition, merger or sale.

10.    Participant hereby confirms that he /she is aware of the provisions of
       Section 102 (the updated Section 102 is attached hereto as Schedule A) and the applicable Tax Method.

11.    Participant shall not exercise shares (as such term is defined in Section
       102) before the Release Term.

12. Participant agrees to the terms in the Trust Agreement (attached hereto as SCHEDULE B).

       [Sections 10 - 12 are applicable only to grants under Appendix A]

Sincerely yours,

______________________________                    ______________________________
    ORSUS SOLUTIONS LIMITED                               [PARTICIPANT]

By: __________________________                    Name: ________________________
Title: _______________________

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN

                                   EXHIBIT B

                            FORM OF EXERCISE NOTICE

TO:     ORSUS SOLUTIONS LIMITED (the "COMPANY")

Attention: SECRETARY, CFO

       1. EXERCISE OF OPTION. Effective as of today, _________ ___, 200_, I the undersigned ("PARTICIPANT") hereby elect to exercise Participant's option to _________ Shares, each US$0.01 par value of the Company (hereinafter the:
"SHARES"), under and pursuant to the Company's 2007 Incentive Option Plan (the "PLAN") and the Option Grant Letter Agreement dated ________ __, 200_ (the "OPTION AGREEMENT").

       2. DELIVERY OF PAYMENT. Participant herewith delivers to the Company the full payment for the Shares, as set forth in the Option Agreement.

       3. REPRESENTATIONS OF PARTICIPANT. Participant acknowledges that Participant has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

       4. RIGHTS AS SHAREHOLDER. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Shares, notwithstanding the exercise of the Option. The Shares shall be issued to Participant as soon as practicable after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance of the Shares.

       5. WAIVER OF RIGHTS. The Participant hereby waives any of the following rights to the extent such rights are attached to the Shares: (i) pre-emptive rights in relation to issuance of new securities in the Company;
(ii) rights of first refusal in relation with any sale of shares of the Company;
(iii) co-sale rights in relation with any sale of shares of the Company

       6. TAX CONSULTATION. Participant understands that Participant may suffer adverse tax consequences as a result of Participant's purchase or disposition of the Shares. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Shares and that Participant is not relying on the Company or any Related Entity for any tax advice.

Submitted by:
PARTICIPANT

Signature: _______________________

Print Name: ______________________

ADDRESS: _________________________

              ORSUS SOLUTIONS LIMITED - 2007 INCENTIVE OPTION PLAN


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